Exhibit 99.1

FOR IMMEDIATE RELEASE
For More Information:
Ronald L. Thigpen
President and COO
Southeastern Bank Financial Corp.
706-481-1014

Southeastern Bank Financial Corp. Reports Record Earnings
for the Fourth Quarter and Year-end 2014 and Increase in Dividend

AUGUSTA, Ga., Jan. 30, 2015 – Southeastern Bank Financial Corp. (OTCQB:SBFC), the holding company for Georgia Bank & Trust Company of Augusta (GB&T), today reported record quarterly net income of $4.4 million for the three months ended Dec. 31, 2014, or $0.66 in diluted earnings per share, compared to $4.4 million, or $0.65 in diluted earnings per share, in the fourth quarter of 2013. For the full year, the company reported record net income of $16.6 million, or $2.49 per diluted share, compared to net income of $16.3 million, or $2.45 per diluted share, for 2013.

“A record fourth quarter finished out another record year that produced both loan and deposit growth. We are pleased to have continued our consistent, solid performance for 2014” said President and Chief Operating Officer Ronald L. Thigpen.  “We continued to grow net interest income in a historically low interest rate environment.  Our strong performance also reflects further improved asset quality and growth in capital.”

Total assets at Dec. 31, 2014, were $1.7 billion, an increase of $43.5 million from Dec. 31, 2013. Loans outstanding at the end of the fourth quarter were $984.7 million, an increase of $68.3 million from Dec. 31, 2013. Total deposits were $1.5 billion at Dec. 31, 2013, an increase of $9.1 million from Dec. 31, 2013. Cash and cash equivalents totaled $36.0 million at the end of the fourth quarter of 2014.

Net interest income for the fourth quarter of 2014 totaled $13.4 million, an increase of $327 thousand from the same period in 2013. Noninterest income for the fourth quarter totaled $5.2 million, a significant increase from $3.6 million for the same period a year ago, due to higher mortgage origination volume and gains on investment securities. Noninterest expense was $11.7 million in the fourth quarter of 2014, a $2.6 million increase from a year ago resulting from higher personnel, occupancy and other operating expenses.

The net interest margin was 3.20 percent for the quarter-ended Dec. 31, 2014, an improvement from 3.16 percent for the third quarter of 2014, and 3.21 percent for the same period a year ago. Annualized return on average assets (ROA) was 0.98 percent for the fourth quarter of 2014, a slight decrease from 1.01% from the same period a year ago, and annualized return on average shareholder’s equity (ROE) was 11.46 percent, compared to 13.02 percent from the fourth quarter of 2013, decreasing primarily from increased capital levels.

Nonperforming assets at Dec. 31, 2014, were 1.26 percent of total assets, compared to 1.09 percent at Sept. 30, 2014, and 1.58 percent at Dec. 31, 2013. Net charge-offs for the fourth quarter of 2014 totaled 0.74 percent of average loans on an annualized basis, compared to 0.43 percent annualized in the third quarter of 2014 and 0.68 percent annualized in the fourth quarter of 2013. The company held $1.1 million in OREO at Dec. 31, 2014, compared to $1.0 million at December 31, 2013.

The company’s loan-loss provision expense was $548 thousand in the fourth quarter of 2014, a 37.5 percent decrease from $877 thousand in the third quarter of 2014, and a 60.6 percent decrease from $1.4 million in the fourth quarter a year ago. The allowance for loan losses at Dec. 31, 2014, was $25.5 million, or 2.64 percent of loans outstanding, compared to $26.4 million, or 2.92 percent of loans outstanding, at Dec. 31, 2013.

Net interest income for the 12 months ended Dec. 31, 2014, was $52.1 million, a 1.4 percent decrease from $52.8 million in the full year 2013. Noninterest income was $19.0 million for the 12 months ended Dec. 31, 2014, a 2.9 percent increase from $18.5 million in the same period of 2013, due to increased gain on investment securities, retail investment income and trust income, offsetting a decrease in mortgage income for the year as the bank placed approximately $30.0 million of residential mortgages on its balance sheet. Noninterest expense was $43.5 million for the full year 2014, compared to $40.4 million in the same period in 2013.

“The Company is focused on improving operating efficiency and increasing noninterest income by expanding its trust and retail investment as evidenced by the consolidation and relocation of retail investments late in the year” said Thigpen. “We are keeping with our consistent long term approach to our business and look forward to another year of long term relationships meeting the needs of our customers.”

On January 14, 2015, the Board of Directors of Southeastern Bank Financial Corp. declared a regular quarterly cash dividend of $0.15 per share of common stock payable on February 13, 2015, to shareholders of record as of January 30, 2015. This is a $0.02 cents or 15.4 percent increase in the quarterly dividend from the previous rate of $0.13 cents per share. Based on the share price of $27.00 at the close of business on Thursday, January 29, 2015, this dividend represents an annualized yield to shareholders of 2.22%.

About Southeastern Bank Financial Corp.
Southeastern Bank Financial Corp. is the $1.7 billion-asset bank holding company of Georgia Bank & Trust Company of Augusta (GB&T). GB&T is the largest locally owned and operated community bank in the Augusta metro market, with nine full-service Augusta-area offices, three full-service offices in Aiken County, S.C., operating as Southern Bank & Trust and one limited service Loan Production Office in Athens, Ga. The company also has mortgage operations in Augusta and Savannah. The banks focus primarily on real estate, commercial and consumer loans to individuals, small to medium-sized businesses and professionals, and also provide wealth management and trust services. The company’s common stock is publicly traded under the symbol SBFC on OTCQB. Investors can find Real-Time quotes and market information for the Company on www.otcmarkets.com or by visiting the Company’s Web site, www.georgiabankandtrust.com.

Safe Harbor Statement - Forward-Looking Statements
Statements made in this release by Southeastern Bank Financial Corporation (The Company) other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including: unanticipated changes in the Bank’s local economy and in the national economy; governmental monetary and fiscal policies; deposit levels, loan demand, loan collateral values and securities portfolio values; difficulties in interest rate risk management; difficulties in operating in a variety of geographic areas; the effects of competition in the banking business; changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions; failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans; and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

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SOUTHEASTERN BANK FINANCIAL CORPORATION

Consolidated Balance Sheets
December 31, 2014 and 2013

	2014	2013
Assets	(Dollars in thousands, except share data)

Cash and due from banks	$33,286	36,766
Interest-bearing deposits in other banks	2,709	10,570
Cash and cash equivalents	35,995	47,336

Available-for-sale securities	644,465	649,979

Loans held for sale	18,365	10,638
Loans	966,356	905,713
Less allowance for loan losses	25,506	26,409
Loans, net	940,850	879,304

Premises and equipment, net	27,842	27,003
Accrued interest receivable	5,898	6,221
Goodwill, net	140	140
Bank-owned life insurance	36,908	35,745
Restricted equity securities	4,398	4,870
Other real estate owned	1,107	1,014
Deferred tax asset	15,263	21,023
Other assets	1,550	6,053
	$1,732,781	1,689,326
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	196,624	187,287
Interest-bearing:
NOW accounts	354,038	351,799
Savings	521,570	521,656
Money management accounts	15,824	16,065
Time deposits of $100 or more	299,299	293,004
Other time deposits	76,509	84,992
	1,463,864	1,454,803

Securities sold under repurchase agreements	10,678	808
Advances from Federal Home Loan Bank	64,000	64,000
Accrued interest payable and other liabilities	18,953	16,599
Subordinated debentures	20,000	21,547
Total liabilities	1,577,495	1,557,757
Stockholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized; 0 shares outstanding in 2014 and 2013, respectively	—	—
Common stock, $3.00 par value; 10,000,000 shares authorized; 6,744,891 and 6,680,225 shares issued in 2014 and 2013, respectively; 6,744,160 and 6,679,982 shares outstanding in 2014 and 2013, respectively	20,235	20,041
Additional paid-in capital	63,096	62,863
Retained earnings	71,902	58,769
Treasury stock, at cost; 731 and 243 shares in 2014 and 2013, respectively	(18)	(3)
Accumulated other comprehensive income (loss), net	71	(10,101)
Total stockholders’ equity	155,286	131,569
	$1,732,781	1,689,326

SOUTHEASTERN BANK FINANCIAL CORPORATION

Consolidated Statements of Comprehensive Income (Loss)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(Dollars in thousands, except share data)
Interest income:
Loans, including fees	$11,812	11,376	46,444	46,479
Investment securities:
Taxable	3,138	3,309	11,868	12,918
Tax-exempt	631	701	2,571	2,846
Interest-bearing deposits in other banks	20	21	67	71
Total interest income	15,601	15,407	60,950	62,314

Interest expense:
Deposits	1,543	1,643	6,252	6,794
Securities sold under repurchase agreements	1	1	5	6
Other borrowings	651	684	2,629	2,714
Total interest expense	2,195	2,328	8,886	9,514
Net interest income	13,406	13,079	52,064	52,800
Provision for loan losses	548	1,392	3,492	7,438
Net interest income after provision for loan losses	12,858	11,687	48,572	45,362
Noninterest income:
Service charges and fees on deposits	1,856	1,839	7,180	7,155
Gain on sales of loans	1,555	1,127	5,465	6,843
Gain on sale of fixed assets, net	37	4	64	26
Investment securities gains (losses), net	333	(703)	825	(895)
Retail investment income	580	554	2,188	2,099
Trust services fees	340	295	1,310	1,185
Earnings from cash surrender value of bank-owned life insurance	287	290	1,163	1,187
Miscellaneous income	212	189	835	897
Total noninterest income	5,200	3,595	19,030	18,497
Noninterest expense:
Salaries and other personnel expense	6,842	5,028	25,047	23,079
Occupancy expenses	1,042	907	4,000	3,722
Other real estate losses, net	2	14	228	642
Other operating expenses	3,793	3,154	14,213	12,923
Total noninterest expense	11,679	9,103	43,488	40,366
Income before income taxes	6,379	6,179	24,114	23,493
Income tax expense	1,979	1,813	7,482	7,147
Net income	$4,400	4,366	16,632	16,346
Other comprehensive income (loss):
Unrealized gain (loss) on derivatives	(521)	344	(1,191)	1,648
Unrealized gain (loss) on securities available-for-sale	4,215	(7,233)	18,664	(32,090)
Reclassification adjustment for realized (gain) loss on securities, net of OTTI	(333)	703	(825)	895
Tax effect	(1,307)	2,406	(6,476)	11,494
Total other comprehensive income (loss)	2,054	(3,780)	10,172	(18,053)
Comprehensive income (loss)	$6,454	586	26,804	(1,707)

Basic net income per share	$0.66	0.65	2.49	2.45
Diluted net income per share	0.66	0.65	2.49	2.45
Weighted average common shares outstanding	6,681,238	6,679,982	6,681,220	6,678,914
Weighted average number of common and common equivalent shares outstanding	6,700,113	6,679,982	6,690,423	6,678,914